SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 25, 2008

PULMO BIOTECH INC.

(Exact name of Registrant as specified in charter)

Delaware	000-50678	20-5622985

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 Park Avenue, Suite 7B

New York NY 10028-0912

(Address of Principal Executive Offices)

(646) 827 9362

(Registrant's telephone number, including area code)

Item 7.01. Regulation FD Disclosure.

On April 24, 2008, Pulmo BioTech Inc., a Delaware corporation (the "Company"), released a press release detailing the areas that its PulmoScience Inc. subsidiary will be investigating as part of the Regulatory Approval Experiments for Human Trials of its PulmoBind radionuclide tagged molecule. A copy of the release is attached hereto as Exhibit 99.1

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. N/A

(b) Pro Forma Financial Information. N/A

(c) Shell Company Transactions. N/A

(d) Exhibits

        99.1. Press Release dated April 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMO BIOTECH INC.
Date: April 25, 2008	By: /s/ Garry McCann.
Name: Garry McCann
Title: President and Chief Executive Officer

Exhibit 99.1

For Release: Immediately
Contact: Garry McCann, President	(011) 447-900357945
Stock Symbol: PLMO - OTC Bulletin Board

Pulmo BioTech Announces Details of its Regulatory Approval Experiments

NEW YORK, April 24, 2008. Pulmo BioTech Inc. (OTCBB: PLMO) announced today that its PulmoScience subsidiary has released details of the areas that it will be investigating as part of the Regulatory Approval Experiments for Human Trials. The areas are:

  Efficacy Binding Studies
  Characterization of Drug Product Impurities
  Sterility Studies
  Pyrogenicity
  Immunological Testing
  Dosimetry
  Toxicity

PulmoScience will be completing all the relevant tests in each area and seeking Regulatory sign-off before starting the detailed Human Trials. This is currently expected to be achieved in the first half of 2008.

About Pulmo BioTech Inc.

Pulmo BioTech Inc. specializes in the development and marketing of medical technology and research. Our proven strengths combine extensive commercial experience and academic credentials. The principal staff members are acknowledged experts in their specialized field, and work with a broad range of investment institutions. Pulmo BioTech's mission is to utilize scientific imagination and drive, together with managerial and financial acumen, to bring innovative and profitable products to the marketplace to the benefit of all stock holders.

About PulmoScience Inc.

PulmoScience Inc. was established in 2006 , and is currently developing a non-invasive Molecular Imaging technique for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension and Lung Inflammatory diseases under the trade name PulmoBind

The company was conceived within the Montreal Heart Institute "MHI" (a world renowned hospital and educational facility). Jointly owned by MHI subsidiary Innovacor as the technical and operational partner, Dr Jocelyn Dupuis (the scientific director and originator of the PulmoBind Molecular Imaging technology), and by Pulmo BioTech Inc as the funding partner, PulmoScience Inc aims to develop this unique and exciting technology, to fund necessary trials, and to bring the products to market.

PulmoScience believes that the market for its product candidates is worth in excess of $500 million per annum and that, provided Regulatory Approval is achieved, the safety and efficacy of its products could allow it to dominate that market.

About PulmoBind

PulmoBind uses an intravenously delivered radionuclide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician. PulmoScience is currently undertaking Regulatory Approval for Phase I Human Trials, and while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience's expectations of the improved safety and efficacy that PulmoBind will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism. In addition, early indications are that PulmoBind could be highly effective in the early stage diagnosis of Pulmonary Hypertension, a condition for which there is no current front line diagnostic test. The addressable market for the product candidates being developed by PulmoScience is believed by the company to be worth in excess of $500 million per annum.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, regulatory approval, events or developments are forward-looking statements. It is possible that the future performance and of the company may differ materially from current expectations, depending on economic conditions and the uncertainty of regulatory approval. A change in economic conditions may have a particularly volatile effect on results. Among the other factors which may affect future performance are: competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.